                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13D/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                Texoil, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 882906 20 9
                               ---------------
                               (CUSIP Number)


                                Paul E. McCollam
                   c/o Resource Investors Management Company
                             600 Travis, Suite 6875
                              Houston, Texas 77002
                                 (713) 229-8800
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                             September 27, 1996
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 2 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Resource Investors Management Company Limited Partnership  06-114834

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          3,750,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            3,750,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,750,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   47.43%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 3 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RIMCO Associates, Inc.  06-114420

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          3,750,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            3,750,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,750,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   47.43%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   CO
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 4 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RIMCO Partners, L.P.  06-120837

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          1,050,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            1,050,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,050,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   20.16%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 5 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RIMCO Partners, L.P. II  06-126459

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          1,050,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            1,050,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,050,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   20.16%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 6 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RIMCO Partners, L.P. III  06-129193

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          450,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            450,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   450,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   9.77%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 7 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RIMCO Partners, L.P. IV  06-132748

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          1,200,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            1,200,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,200,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   22.40%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   PN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 8 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Roy V. Hood

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          3,750,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            3,750,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,750,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   47.43%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                         PAGE 9 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Paul E. McCollam

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          3,750,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            3,750,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,750,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   47.43%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                        PAGE 10 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen F. Oakes

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          3,750,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            3,750,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,750,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   47.43%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                        PAGE 11 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David R. Whitney

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          3,750,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            3,750,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,750,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   47.43%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP NO. 882906 20 9                                        PAGE 12 OF 21 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John B. Parsons

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      AF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                            0
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                          3,750,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                            0
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                            3,750,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,750,000 shares

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                    [ ]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   47.43%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*


                   IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDED BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND SIGNATURE ATTESTATION.

                                                             Page 13 of 19 Pages

         This Amendment No. 1 on Schedule 13D/A ("Amendment No. 1") to the Statement on Schedule 13D ("Schedule 13D") is filed on behalf of each of RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, RIMCO Partners, L.P. IV, Resource Investors Management Company Limited Partnership, RIMCO Associates, Inc., Roy V. Hood, Paul E. McCollam, Stephen F. Oakes, David
R. Whitney and John B. Parsons (the "Reporting Persons").

         This Amendment No. 1 is filed to reflect the funding of additional amounts under the 10% Senior Secured Exchangeable General Obligation Notes ("Exchangeable Notes") of Texoil Company ("Subsidiary"), a wholly owned subsidiary of Texoil, Inc. (the "Company"). The Exchangeable Notes are exchangeable for common stock of the Company, par value $.01 per share (the "Common Stock") at an initial per share exchange price of $.80. See the summary in Item 3 below of the number of shares of Common Stock deemed to be beneficially owned by the Reporting Persons upon full funding of the Exchange Notes, as previously reported in the Schedule 13D.

Item 1.  Security and Issuer:  No change to this item.

Item 2.  Identity and Background:  No change to this item.

Item 3.  Source and Amount of Funds or Other Consideration.

         In addition to the information previously reported in this item, please add the following:

         On September 27, 1996, an additional $417,175 was funded under the Exchangeable Notes, bringing the total amount funded under the Exchangeable Notes to $617,175 as of September 27, 1996. Pursuant to the agreement between the Limited Partnerships and Texoil Company, the Limited Partnerships may fund up to $3,000,000 of Exchangeable Notes. As previously reported on Schedule 13D, upon giving effect to the full funding of the Exchangeable Notes and the exchange of the Exchangeable Notes at an exchange price of $.80, the Reporting Persons will have the right to receive the number of shares set forth below:

 PURCHASER     EXCHANGEABLE NOTE AMOUNT    SHARES RECEIVED OR TO BE RECEIVED
 ---------     ------------------------    ---------------------------------
 RIMCO I               $840,000                       1,050,000
 RIMCO II               840,000                       1,050,000
 RIMCO III              360,000                         450,000
 RIMCO IV               960,000                       1,200,000
                       --------                       ---------
                     $3,000,000                       3,750,000

Item 4.   Purpose of Transaction.  No change to this item.

Item 5.  Interest in Securities of Issuer:

         Item 5 is hereby deleted in its entirety and replaced with the following:

         (a) -  (b)

                             Number of
                              Shares          Shared         Shared           Sole           Sole
                           Beneficially       Voting       Investment        Voting       Investment
              Name            Owned*          Power*         Power*          Power*         Power*       Percent*
       -----------------   -------------   ------------   -------------  -------------   ------------   ----------
       Associates            3,750,000       3,750,000      3,750,000           0              0        47.43%
       RIMCO                 3,750,000       3,750,000      3,750,000           0              0        47.43%
       RIMCO I               1,050,000       1,050,000      1,050,000           0              0        20.16%
       RIMCO II              1,050,000       1,050,000      1,050,000           0              0        20.16%
       RIMCO III               450,000         450,000        450,000           0              0        9.77%

                                                             Page 14 of 19 Pages

                             Number of
                              Shares          Shared         Shared           Sole           Sole
                           Beneficially       Voting       Investment        Voting       Investment
              Name            Owned*          Power*         Power*          Power*         Power*       Percent*
       -----------------   -------------   ------------   -------------  -------------   ------------   ----------
       RIMCO IV              1,200,000       1,200,000      1,200,000           0              0        22.40%
       Roy V. Hood           3,750,000       3,750,000      3,750,000           0              0        47.43%
       Paul E. McCollam      3,750,000       3,750,000      3,750,000           0              0        47.43%
       David R. Whitney      3,750,000       3,750,000      3,750,000           0              0        47.43%
       John B. Parsons       3,750,000       3,750,000      3,750,000           0              0        47.43%
       Stephen F. Oakes      3,750,000       3,750,000      3,750,000           0              0        47.43%

---------------------
* Giving effect to the full funding of the Exchangeable Notes and the exchange of the Exchangeable Notes at an exchange price of $.80.


         (c) No transactions by any of the reporting persons other than those transactions identified in Item 3 have taken place in the last 60 days.

         (d) - (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         RIMCO is the managing general partner of RIMCO I, RIMCO II, RIMCO III and RIMCO IV. RIMCO has a profits interest in the portfolio securities held by RIMCO I, RIMCO II, RIMCO III and RIMCO IV.

         Associates is the managing general partner of RIMCO, which is the managing general partner of RIMCO I, RIMCO II, RIMCO III and RIMCO IV. Associates has a profits interest in RIMCO, which, as indicated above, has a profits interest in the portfolio securities held by RIMCO I, RIMCO II, RIMCO III and RIMCO IV.

         Roy V. Hood, Paul E. McCollam, David R. Whitney and Stephen F. Oakes are managing directors of RIMCO. Each of Roy V. Hood, Paul E. McCollam, David
R. Whitney and John B. Parsons is a shareholder of Associates. Mr. Hood is a shareholder and President and a director of Associates. Mr. McCollam is a shareholder and Vice President, Secretary and Treasurer and a director of Associates. Mr. Whitney is a shareholder and a Vice President and a director of Associates. Mr. Parsons is a shareholder and a director of Associates.

         RIMCO I is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry. RIMCO I is the record owner of an Exchangeable Note exchangeable, when fully funded, for 1,050,000 shares of Common Stock, or 20.16% of the outstanding Common Stock of the Company.

         RIMCO II is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry. RIMCO II is the record owner of an Exchangeable Note exchangeable, when fully funded, for 1,050,000 shares of Common Stock, or 20.16% of the outstanding Common Stock.

         RIMCO III is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry.
RIMCO III is the record owner of an Exchangeable Note exchangeable, when fully funded, for 450,000 shares of Common Stock, or 9.77% of the outstanding Common Stock.

                                                             Page 15 of 19 Pages

         RIMCO IV is a Delaware limited partnership engaged in the business of making investments in the energy sector of the natural resource industry. RIMCO IV is the record owner of an Exchangeable Note exchangeable, when fully funded, for 1,200,000 shares of Common Stock, or 22.40% of the outstanding Common Stock.

         Under a Stock Ownership and Registration Rights Agreement entered into as of September 6, 1996 and filed as Exhibit D to the Schedule 13D and incorporated herein by reference, the Company has granted the Limited Partnerships certain demand and "piggy back" registration rights, to register any offer of Common Stock held by the Limited Partnerships, as well as securities (in any) issued with respect thereto, under the Securities Act of 1933. The Stock Ownership and Registration Rights Agreement provides for indemnification of the Limited Partnerships by the Company and indemnification of the Company by the Limited Partnerships under certain circumstances related to such registration rights.

         RIMCO I, RIMCO II, RIMCO III and RIMCO IV entered into an agreement on September 6, 1996, with Texoil Company, a Tennessee corporation and wholly owned subsidiary of the Company, to acquire $3,000,000 of Exchangeable Notes the form of which is filed as Exhibit B to the Schedule 13D and incorporated herein by reference. Upon funding of the Exchangeable Notes, such limited partnerships will have the right to exchange the outstanding principal balance of the Exchangeable Notes, at an initial exchange price of $.80, subject to adjustment, for shares of Common Stock of the Company.

         The exercise price and number of shares of Common Stock and the exchange price and number of shares of Common Stock issuable upon exchange of the Exchangeable Notes are subject to adjustment upon certain events such as a reverse stock split or reclassification, merger of the Company or issuances of Common Stock at a price less than the exchange price.

Item 7.   Material to be Filed as Exhibits

         A.    Agreement for Joint Filing on Behalf of Each Reporting Person

         B. Form of Exchangeable Note (filed as Exhibit B to the Schedule 13D and incorporated herein by reference)

         C.    Guaranty and Exchange Agreement (filed as Exhibit C to the
               Schedule 13D and incorporated herein by reference)

         D. Stock Ownership and Registration Rights Agreement among the the Company, Texoil Company, a wholly owned subsidiary of Company, and the Limited Partnerships (filed as Exhibit D to the Schedule 13D and incorporated herein by reference)

         E.    Powers of Attorney

                                                             Page 16 of 19 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of the knowledge and belief of each of the following reporting persons, each reporting person certifies that the information set forth in this statement is true, complete and correct.

Date:  October 31, 1996

Signature:             Resource Investors Management Company Limited Partnership
                       By:   RIMCO Associates, Inc.,
                               Its General Partner


                       By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President

Date: October 31, 1996

Signature:             RIMCO Associates, Inc.


                       By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President

Date: October 31, 1996

Signature:             RIMCO Partners, L.P.
                       By:  Resource Investors Management Company Limited
                              Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                              Its General Partner


                       By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President

Date: October 31, 1996

Signature:             RIMCO Partners, L.P. II
                       By:  Resource Investors Management Company Limited
                              Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                              Its General Partner


                       By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President

                                                             Page 17 of 19 Pages

Date: October 31, 1996

Signature:             RIMCO Partners, L.P. III
                       By:  Resource Investors Management Company Limited
                              Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                              Its General Partner


                       By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President

Date: October 31, 1996

Signature:             RIMCO Partners, L.P. IV
                       By:  Resource Investors Management Company Limited
                              Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                              Its General Partner


                       By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President

Date: October 31, 1996

Signature:             /s/  Roy V. Hood
                       ---------------------------------------------------------
                       Roy V. Hood

Date: October 31, 1996

Signature:             /s/  Paul E. McCollam  *
                       ---------------------------------------------------------
                       Paul E. McCollam

Date: October 31, 1996

Signature:             /s/  David R. Whitney  *
                       ---------------------------------------------------------
                       David R. Whitney

Date: October 31, 1996

Signature:             /s/  Stephen F. Oakes  *
                       ---------------------------------------------------------
                       Stephen F. Oakes

Date: October 31, 1996

Signature:             /s/  John B. Parsons  *
                       ---------------------------------------------------------
                       John B. Parsons


* By Roy V. Hood
   Attorney-in-Fact

                                                             Page 18 of 19 Pages

                                   Exhibit A
                                   AGREEMENT

         Pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on
Schedule 13D/A on its behalf. This agreement may be signed in one or more counterparts.


                       Resource Investors Management Company Limited
                          Partnership
                       By:  RIMCO Associates, Inc.,
                          Its General Partner


Date: October 31, 1996 By:   /s/ Roy V. Hood
                          ------------------------------------------------------
                          Name:  Roy V. Hood
                          Title: President



                       RIMCO Associates, Inc.


Date: October 31, 1996 By:   /s/ Roy V. Hood
                          ------------------------------------------------------
                          Name:  Roy V. Hood
                          Title: President


                       RIMCO Partners, L.P.
                       By:  Resource Investors Management Company Limited
                               Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                               Its General Partner


Date: October 31, 1996 By:  /s/  Roy V. Hood
                          ------------------------------------------------------
                          Name:  Roy V. Hood
                          Title: President


                       RIMCO Partners, L.P. II
                       By:  Resource Investors Management Company Limited
                               Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                               Its General Partner


Date: October 31, 1996 By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President

                                                             Page 19 of 19 Pages

                       RIMCO Partners, L.P. III
                       By:  Resource Investors Management Company Limited
                               Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                               Its General Partner


Date: October 31, 1996 By:   /s/  Roy V. Hood
                           -----------------------------------------------------
                           Name:  Roy V. Hood
                           Title: President


                       RIMCO Partners, L.P. IV
                       By:  Resource Investors Management Company Limited
                               Partnership, Its General Partner
                       By:  RIMCO Associates, Inc.,
                               Its General Partner


Date: October 31, 1996 By:   /s/  Roy V. Hood
                          ------------------------------------------------------
                          Name:   Roy V. Hood
                          Title:  President




Date: October 31, 1996 /s/  Roy V. Hood
                       ---------------------------------------------------------
                       Roy V. Hood


Date: October 31, 1996 /s/  Paul E. McCollam  *
                       ---------------------------------------------------------
                       Paul E. McCollam


Date: October 31, 1996 /s/  David R. Whitney  *
                       ---------------------------------------------------------
                       David R. Whitney


Date: October 31, 1996 /s/  Stephen F. Oakes  *
                       ---------------------------------------------------------
                       Stephen F. Oakes


Date: October 31, 1996 /s/  John B. Parsons  *
                       ---------------------------------------------------------
                       John B. Parsons

* By: Roy V. Hood
      Attorney-in-Fact

                                   EXHIBIT E

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Roy V. Hood and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 31st day of May, 1996.

                                        /s/ Paul E. McCollam
                                     ------------------------------------------
                                     Signature

                                     Paul E. McCollam

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Roy V. Hood, Paul E. McCollam and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of June, 1996.

                                        /s/  John B. Parsons
                                     ------------------------------------------
                                     Signature

                                     John B. Parsons

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Roy V. Hood and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of September, 1996.

                                        /s/  Stephen F. Oakes
                                     ------------------------------------------
                                     Signature

                                     Stephen F. Oakes

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Paul E. McCollam and David R. Whitney, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of September, 1996.

                                        /s/  Roy V. Hood
                                     ------------------------------------------
                                     Signature

                                     Roy V. Hood

                               POWER OF ATTORNEY
                      For Executing Schedules 13D and 13G

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Paul E. McCollam and Roy V. Hood, signing single, his/her true and lawful attorney-in-fact to:

       (1) execute for and on behalf of the undersigned Schedules 13D and 13G (and any amendment thereto) in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedules 13D and 13G and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her sole discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and power herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibility to comply with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 18th day of September, 1996.

                                        /s/  David R. Whitney
                                     ------------------------------------------
                                     Signature

                                     David R. Whitney